Exhibit 99.2

HEALTH SCIENCES GROUP SIGNS DEFINITIVE AGREEMENT
TO ACQUIRE KALAHARI®

Los Angeles (January 19, 2007) -- Health Sciences Group, Inc. (OTCBB: HESG), provider of innovative health and wellness products, announced that it has signed an Agreement and Plan of Reorganization to acquire Kalahari® Limited. Kalahari® is a specialty tea and food company whose products are sold in over 5,000 stores nationwide.

“This acquisition provides us with immediate access to over 5,000 national retail outlets and supports our platform strategy to build a strong brand experience that makes a passionate connection with consumers,” commented Stuart Gold, Chief Executive Officer of Health Sciences Group.“Kalahari® markets and distributes a line of unique products embraced by a loyal and growing customer base. We look forward to leveraging the distinctive Kalahari® name to launch a multi-channel branding strategy offering new and innovative products to an audience seeking a balanced healthstyle.”

“We are thrilled to join forces with Health Sciences Group which we believe, under the new vision and leadership of Mr. Gold, will be a progressive company positioned for tremendous growth,” commented Susan F. Abrahams, Chief Executive Officer of Kalahari® Limited. “We are excited about the prospect of building Kalahari® into a leading specialty brand.”

Under the terms of the asset purchase agreement and plan of reorganization, consideration for the acquisition of Kalahari® is based on an earn-out provision. The transaction is subject to customary closing conditions and a cash investment of one million dollars by Health Sciences Group into the new Kalahari® subsidiary to extinguish certain liabilities and for general working capital purposes.

About Kalahari® Limited
Kalahari® (www.KalahariLtd.com) offers healthy products that are Fuel for Life’s SafariTM. Kalahari® teas, bottled iced teas and Fruit Trekker®, 100% whole fruit energy bars, are available in over 5,000 grocery, natural food and specialty stores nationwide.

About Health Sciences Group, Inc.
Health Sciences Group is dedicated to developing and acquiring unique and innovative products and companies that support and enhance a "healthstyle" with a focus on nutrition, wellness and functional well-being. For more information, visit www.HealthSciencesGroup.com

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, the independent authority of the special committee to act on the matters discussed, the successful negotiation of the potential acquisition and disposal of transactions described above, successful implementation of the company's business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent Form 10-QSB and Form 10-KSB filings with the Securities and Exchange Commission.

FOR MORE INFORMATION, PLEASE CONTACT:

Health Sciences Group, Inc.
Fred E. Tannous, CFO
310-242-6700